EXHIBIT 10.26

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

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SUPPLY AGREEMENT

SUPPLY AGREEMENT, dated as of November 1, 2010 (the “Agreement”), by and between Ortho-McNeil-Janssen Pharmaceuticals, Inc., a Pennsylvania corporation (“Seller”), and Watson Laboratories, Inc., a Nevada corporation (“Purchaser”).

WHEREAS, Seller would like to make or have made by its Affiliate and exclusively sell the Products (as defined below) to Purchaser, and Purchaser would like to exclusively purchase the Products from Seller pursuant to the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

As used throughout this Agreement and any exhibits, schedules or attachments hereto, each of the following terms shall have the respective meaning set forth below:

1.1 “Additional Amount” shall have the meaning set forth in Section 2.3.3.

1.2 “Affiliate” of a party shall mean any entity that, directly or indirectly, controls, is controlled by, or is under common control with such entity (except as provided in Section 1.42).

1.3 “Agreement” shall have the meaning set forth in the preamble.

1.4 “ANDA” shall mean an Abbreviated New Drug Application filed with the FDA.

1.5 “Appeal Arbitrator” shall have the meaning set forth in Section 17.2.7.

1.6 “Bankruptcy Code” shall have the meaning set forth in Section 7.4.

1.7 “Bankruptcy Laws” shall have the meaning set forth in Section 7.4.

1.8 “Calendar Quarter” shall mean a calendar quarter based on Seller’s universal calendar for that year and shall be updated by Seller for each Calendar Year of the term of this Agreement consistent with Seller’s universal calendar used for Seller’s internal business purposes; provided, however, that the first Calendar Quarter for the first Calendar Year shall extend from the date of this Agreement to the end of the then current Calendar Quarter and the last Calendar Quarter shall extend from the first day of such Calendar Quarter until the effective date of the termination or expiration of the Agreement. Upon Purchaser’s written request, Seller shall provide Purchaser with a copy of Seller’s universal calendar from the Start Date through December 31, 2014.

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1.9 “Calendar Year” shall mean a calendar year during the term of this Agreement based on Seller’s universal calendar for that year. The last Calendar Year of the term of this Agreement shall begin on the first day of Seller’s universal calendar for the year during which termination or expiration of the Agreement will occur, and the last day of such Calendar Year shall be the effective date of such termination or expiration.

1.10 “Change in Control” shall mean: (i) the liquidation or dissolution of Purchaser’s publicly listed parent corporation, Watson Pharmaceuticals, Inc., a Nevada Corporation (“WPI”) (or of Purchaser) or the sale or other transfer by WPI (or by Purchaser) (excluding transfers to Affiliates) of all or substantially all of its assets; (ii) the occurrence of a tender offer, stock purchase, other stock acquisition, merger, consolidation, recapitalization, reverse split, sale or transfer of assets or other transaction, as a result of which any person, entity or group other than an Affiliate of WPI (a) becomes the beneficial owner, directly or indirectly, of securities of WPI representing more than 50% of the ordinary shares of WPI (or of Purchaser) or representing more than 50% of the combined voting power with respect to the election of directors (or members of any other governing body) of WPI’s (or of Purchaser’s) then outstanding securities, (b) obtains the ability, through an event or series of events, to appoint a majority of the Board of Directors (or other governing body) of WPI (or of Purchaser), or (c) obtains the ability to direct the operations or management of WPI (or of Purchaser) or any successor to WPI’s (or Purchaser’s) business.

1.11 “COGS” shall have the meaning set forth in Section 3.2.

1.12 Intentionally Omitted.

1.13 “CPR” shall have the meaning set forth in Section 17.2.1.

1.14 “DEA” shall mean the United States Drug Enforcement Administration, and any successor or replacement agency.

1.15 “Equivalent Product” shall mean any pharmaceutical product which is manufactured by a party other than Seller or its Affiliate pursuant to an ANDA which was approved by the FDA, which ANDA was approved as bioequivalent to the NDA Product.

1.16 “FDA” shall mean the U.S. Food and Drug Administration, and any successor or replacement agency.

1.17 “FTC” shall mean the U.S. Federal Trade Commission Bureau of Competition.

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1.18 “Force Majeure Event” shall have the meaning given in Section 11.1.

1.19 “GAAP” shall have the meaning set forth in Section 1.25.

1.20 “Indemnity Claim” shall have the meaning set forth in Section 16.3.

1.21 “Initial Order” shall have the meaning set forth in Section 2.3.1.

1.22 “Loss Leader” shall mean discounting the Product to a customer as an inducement to purchase additional or other products or services from Purchaser or its Affiliates or increase the level of business such customer would have conducted with the Purchaser or its Affiliates.

1.23 “Material Change” shall have the meaning set forth in Section 5.2.1.

1.24 “Minimum Amount” shall have the meaning given on Exhibit B.

1.25 “Net Sales” shall mean, with respect to any Product, the gross amounts invoiced from the sale of such Product by Purchaser, its Affiliates and assignees to independent Third Parties in an arms-length transaction, in each case after subtracting the following to the extent specifically and solely allocated to such Product and actually taken, paid, accrued, allowed, included or allocated based on good faith estimates in the gross sales prices with respect to such sales (and consistently applied as set forth below): (i) all normal and customary discounts of any type or nature (such as retroactive price reductions, cash discounts, volume discounts, chargebacks, allowances, rebates, returns and credits, excluding commissions for commercialization); (ii) compulsory payments and cash rebates related to the sales of such Product paid to a government authority (or agent thereof) pursuant to governmental regulations by reason of any national or local health insurance program or similar program (such as Medicaid and Supplemental State Program rebates, Medicare Part D “Donut Hole” Coverage Gap rebates and “Industry Fees” for Brand Drugs as required by the Patient Protection and Affordable Care Act as amended by the Health Care Education Affordability Reconciliation Act), to the extent allowed and taken; and (iii) one percent (1%) of the gross Product revenues on a monthly basis to account for freight, shipping, insurance costs, excise taxes, use taxes, sales taxes and custom duties, and/or government charges imposed on the sales of such Product. Net Sales shall be determined on an accrual basis in accordance with generally accepted accounting principles (“GAAP”) in the Territory (except for those items identified in clause (ii) and (iii) above that are classified as operating expenses for GAAP purposes), applied on a basis consistent with Purchaser’s annual audited financial statements, with monthly Net Sales calculations in any year subject to adjustment pending completion of Purchaser’s annual audit for that year. All such discounts, allowances, credits, rebates, and other deductions shall be fairly and equitably allocated to the Product and other

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

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products of Purchaser and its Affiliates such that such Product does not bear a disproportionate portion of such deductions. For the avoidance of doubt, inclusion of the Products in Purchaser’s portfolio rebate program or substantially similar customer rebate programs shall be permitted, provided that such program does not discount the Product at a rate or percentage that is greater than the rate or percentage of discount applied to other products in the same program.

1.26 “NDA” shall mean New Drug Application No. 021121, filed with the FDA, as amended or supplemented.

1.27 “NDA Product” shall mean the products approved and marketed in the United States under NDA No. 021121, as amended or supplemented.

1.28 “Net Selling Price” shall have the meaning given in Section 3.1.

1.29 “NSP Report” shall have the meaning set forth in Section 3.1.

1.30 “Overdue Interest Amount” shall mean the Prime Rate of interest quoted as such in The Wall Street Journal on the first business day of the month during which an amount becomes overdue under this Agreement, plus [**]%, calculated on an annual basis.

1.31 “Pharmacovigilence Agreement” has the meaning set forth in Section 10.1.

1.32 “Product” or “Products”, as applicable, shall mean each of the products listed on Exhibit A to this Agreement, and any other products the parties agree to include herein.

1.33 “Purchase Price” has the meaning set forth in Section 3.1.

1.34 “Purchaser Trademarks” shall have the meaning set forth in Section 5.4.

1.35 “Quality Agreement” shall have the meaning set forth in Section 5.3.

1.36 “Remaining Amount” shall have the meaning given in Section 3.5.

1.37 “Specifications” shall mean the specifications for the design, composition, manufacture, packaging, and/or quality control of the Products, as the same may hereafter be modified by mutual agreement of the parties in writing.

1.38 “Start Date” shall mean the earlier of (i) May 1, 2011, or (ii) the date on which a Third Party commercially launches a product in the Territory that is approved by FDA under an ANDA for which the NDA Product is the reference-listed drug.

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

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1.39 “Territory” shall mean the United States of America, including its territories and possessions (including, but not limited to, the Commonwealth of Puerto Rico).

1.40 “Third Party” or “Third Parties” shall mean any person or entity other than Seller, Purchaser, or their respective Affiliates.

1.41 “Total Cap” shall have the meaning set forth in Section 15.3(B).

1.42 “Wholesaler Affiliate” means a subsidiary or affiliate of Purchaser whose primary business is wholesale distribution of pharmaceutical products. A Wholesaler Affiliate shall not be deemed to be an Affiliate of Purchaser.

SECTION 2

PURCHASE OF PRODUCT

2.1 Purchase Obligations.

2.1.1 During the term of this Agreement, Seller shall exclusively supply Purchaser with those quantities of Products as are ordered by Purchaser pursuant to this Agreement, and (subject to the provisions of Section 4.5) Purchaser shall exclusively purchase from Seller 100% of Purchaser’s requirements for the Products; provided, however, Seller shall not be obligated to supply Purchaser with any Products in the event Purchaser has an inventory level of such Products in excess of [**] ([**]) weeks of the current market demand as described in Section 4.2.

2.1.2 During the term of this Agreement (and subject to the provisions of Section 4.5), Purchaser shall exclusively purchase from Seller the Products solely for distribution, marketing and sale in the Territory, and shall not purchase, market, distribute or sell any Products or any Equivalent Product in the Territory which are not provided by Seller under this Agreement. As set forth in the last sentence of the definition of “Net Sales”, Purchaser may include Products in Purchaser’s portfolio rebate program or substantially similar customer rebate programs; provided, however, Purchaser shall not use Products as a Loss Leader in such program or in any other arrangement.

2.1.3 Purchaser acknowledges that Seller manufactures identical or similar products for sale by it or its Affiliates in the Territory and to Third Parties outside of the Territory, and Seller shall not be restricted from such activities by virtue of this Agreement. Notwithstanding the foregoing, Seller agrees that it shall not market or sell any generic version of a Product through its own sales organization or distribution channels (or those of any of its Affiliates) or through any Third Party in the Territory during the term of this Agreement.

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2.1.4 Nothing in this Agreement shall prohibit Purchaser from continuing or undertaking its own development of any Equivalent Product, seeking regulatory approval of any such Equivalent Product, or undertaking manufacturing development and qualification, and limited manufacture (including third party manufacturing) of stability batches and validation batches of Equivalent Products, in each case solely for purposes of seeking regulatory approval for such Equivalent Product; provided, however, that subject to the provisions of Section 4.5 and during the term of this Agreement with respect to the applicable Product, the parties acknowledge that Purchaser shall not be permitted to sell in the Territory any Equivalent Product which it so manufactures during the term of this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be interpreted to preclude Purchaser from selling any Equivalent Products outside of the Territory or manufacturing in or outside of the Territory such Equivalent Products solely for purposes of sales outside of the Territory so long as (i) such Equivalent Products do not use any confidential or proprietary information of Seller and (ii) such Equivalent Products are not manufactured using the same or substantially similar trade dress or trade names as used for the Products in the Territory, unless required by law in the jurisdiction outside of the Territory in which Purchaser sells such Equivalent Products.

2.2 Territory.

2.2.1 Purchaser shall only sell the Products in the Territory and shall not, directly or indirectly, offer such Products to any Third Party which Purchaser knows is going to market, distribute or sell such Products, directly or indirectly, outside the Territory.

2.2.2 Purchaser shall immediately cease sale or distribution of any Product to any Third Party who Purchaser knows is marketing, selling or distributing any of the Products, directly or indirectly, outside of the Territory. Purchaser shall also reasonably cooperate with Seller in investigating and tracing any sales of the Products outside of the Territory. Any failure by Purchaser to cease shipments of Products to such a Third Party shall be deemed a material breach of this Agreement.

2.3 Commencement of Supply.

2.3.1 Seller shall be obligated to commence supply of each Product to Purchaser as set forth on an initial order (“Initial Order”) from Purchaser. The quantities in such purchase order shall be in the amounts set forth on Exhibit C to this Agreement.

2.3.2 Seller shall deliver to Purchaser the quantities of Products subject to the Initial Order no later than April 15, 2011; provided that, in the event the Start Date is prior to April 15, 2011, Seller shall deliver to Purchaser the quantities of Products subject to the Initial Order on or prior to the Start Date or as soon thereafter as Seller is able to do so taking into account its product availability and production capacity at such time. In the event the Start Date occurs prior to April 15, 2011, Seller shall be permitted to supply rolling shipments of Products to Purchaser in order to fulfill Purchaser’s Initial Order in the manner set forth in this paragraph 2.3.2.

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

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2.3.3 It is the intent of the parties that each Product supplied to Purchaser under this Agreement shall be delivered to retail pharmacies on or after the Start Date. Consequently, if Product supplied to Purchaser under this Agreement is delivered to retail pharmacies earlier than the Start Date, then Purchaser shall pay to Seller, as liquidated damages (the “Additional Amount”), an amount equal to (A) (i) the number of units of Product shipped or distributed by Purchaser to any retail pharmacies prior to the Start Date times (ii) Seller’s branded published direct price (i.e., list price) for Seller’s branded version of such Product, less (B) the amount paid or payable by Purchaser to Seller for such Products under Section 3 below. The Additional Amount shall be Seller’s sole remedy (whether arising in contract, tort or otherwise) for the premature sale of Products by Purchaser.

SECTION 3

PRICING

3.1 Transfer Prices. The purchase price (“Purchase Price”) for each Product purchased from Seller shall be a percentage of Purchaser’s Net Selling Price for such Product, as calculated on a monthly basis in the percentages set forth on Exhibit B. The Net Selling Price (“Net Selling Price”) for a Product shall be calculated by dividing the Net Sales for such Product (based upon the Products sold by Purchaser to customers during any particular calendar month), by the number of units of such Product so sold by Purchaser. The Purchaser shall within ten business (10) days after the end of each calendar month, provide to Seller actual, definitive Net Selling Price information for such month (“NSP Report”). The parties will reasonably cooperate with each other and share such information as is reasonably necessary to reconcile any differences between the last day of the month in a Calendar Quarter with the last day of the corresponding Gregorian calendar month. Such definitive Net Selling Price information shall contain reasonable details as to the calculation of the Net Selling Price. For the purpose of calculating Net Selling Price, Net Sales of Products sold by Purchaser or its Affiliates to a Wholesaler Affiliate shall be deemed to have been made at the higher of (i) the actual transfer price from Purchaser or its Affiliates to the Wholesaler Affiliate, or (ii) the average Net Sales price of such Product based on sales to Third Parties other than Wholesaler Affiliates during the month in which the sale was made.

3.2 Minimum Amount. The parties acknowledge that the Minimum Amounts set forth on Exhibit B are equal to the cost of the Products (“COGS”), as calculated by Seller, plus [**] percent ([**]%) of COGS. Starting in December 2011, Seller and Purchaser agree that the Minimum Amounts set forth on Exhibit B shall be updated on an annual basis based on COGS, as calculated by Seller, provided to Purchaser by Seller. Seller agrees that any annual increase of COGS of each Product will not exceed [**] percent ([**]%) of COGS of the immediately preceding annual COGS of such Product, as applicable. Starting in December 2011, Seller shall provide COGS for each Product thirty (30) days prior to the end of the Calendar Year. Purchaser shall have the right to review and audit

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

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Seller’s calculation of COGS under the same audit guidelines which are applicable to Seller contained in Section 3.7. The Minimum Amounts for each Product shall be effective January 1 of the year following the date Seller provides Purchaser with updated COGS. In the event the Net Selling Price is below the Minimum Amount for the Products, as applicable, for a period of [**] ([**]) consecutive months, each party shall have the right to terminate this Agreement prior to the expiration of its term by giving [**] ([**]) months prior written notice of its intent to terminate; provided, however, prior to either party exercising such termination right, the parties shall attempt in good faith to discuss the Minimum Amount and negotiate a resolution for a period of thirty (30) days. In the event either party issues a notice of termination pursuant to this Section 3.2, Purchaser shall use commercially reasonable efforts to manufacture commercial quantities of Equivalent Product. If Purchaser is able to manufacture such commercial quantities of Equivalent Product prior to the end of the [**] month notice period, the Agreement termination date shall be accelerated to the date Purchaser is ready to commercially launch its Equivalent Product; provided, however, that Purchaser shall provide Seller with at least thirty (30) days prior written notice of such date that Purchaser is ready to commercially launch its Equivalent Product and such date shall be at least [**]([**]) months after the termination notice was given unless both parties agree otherwise.

3.3 Samples. No samples, promotional products or similar free goods shall be provided by Seller under this Agreement, unless otherwise agreed to by the parties.

3.4 Shipping Terms. The prices charged by Seller to Purchaser shall be F.O.B., Seller’s facility in the Territory at which finished goods are packaged for shipment to Purchaser.

3.5 Payment Terms. The Purchase Price for each order of Product shall be paid in two (2) installments. The first installment shall be equal to the aggregate of the Minimum Amount times the number of units of such Product shipped for the order, and shall be paid within thirty (30) days from the date of invoice for the order. Such invoice shall be sent at the time of shipment of such Product to Purchaser. The second installment (the “Remaining Amount”) shall be equal to the greater of (i) the aggregate Purchase Price for such Product determined in accordance with Section 3.1, or (ii) from the Start Date until June 30, 2012, [**] percent ([**]%) of the branded wholesale acquisition cost (WAC) for each calendar month, and from July 1, 2012 until the end of the term of the Agreement, [**] percent ([**]%) of the branded wholesale acquisition cost (WAC), less the aggregate Minimum Amount for such number of units of Product sold during such month in each of (i) and (ii) above. The second installment shall be paid to Seller within thirty (30) days after the end of each calendar month. To the extent the Purchase Price is less than the Minimum Amount for any particular month, Seller shall not be liable to Purchaser for such shortfall; provided, however, that Purchaser shall be entitled to accrue such shortfall and use such shortfall in subsequent periods during which the Purchase Price exceeds the Minimum Amount. In the event there remains any accrued shortfall at the termination or expiration of this Agreement, such shortfall shall be extinguished at such time and Seller shall not be liable to Purchaser for any amounts related to such shortfall. Any payments not made within the specified period of time for

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

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payment shall incur an interest charge at the rate of the Overdue Interest Amount on such overdue amounts, excluding any amounts that are subject to a bona fide dispute between the parties. In addition, Seller may withhold shipment of Product to Purchaser if Purchaser has failed to make any payment required under this Agreement (except for any amounts that are subject to a bona fide dispute) for a period of sixty (60) days or longer after the due date for such payment. All payments shall be made through electronic transfer of funds or other wire transfers.

3.6 Returns. During the term of the Agreement, total cumulative deductions for Product returns shall not exceed an amount equal to [**] percent ([**]%) of Net Sales (disregarding, for the purposes of such calculation, any accrual for Product returns); provided that Product returns related to any Product recall(s) that are not the fault of Purchaser shall be excluded from the foregoing limit. Notwithstanding the preceding sentence, Purchaser shall maintain an accrual for Product returns in a manner consistent with Purchaser’s generic prescription drug business generally, which accrual shall be factored into the calculation of Product Net Sales as provided in Section 1.25. In the event there remains an accrual for Product returns at the termination or expiration of this Agreement, Seller shall neither be liable to nor obligated to reimburse Purchaser for any such accrued amounts. Notwithstanding anything to the contrary and for the avoidance of doubt, any deductions for Product returns pursuant to this Section 3.6 shall only be applied to Remaining Amounts.

3.7 Audit Rights. Purchaser shall keep accurate books and records for purposes of documenting the amount of the Net Sales and Net Selling Price, and for purposes of determining if any sales of the Products are being made outside of the Territory. Said books of account shall be kept at Purchaser’s principal place of business. Upon at least five (5) business days notice, Seller shall have the right to have a mutually agreeable neutral, independent public accounting firm obtain access to Purchaser’s financial records during reasonable business hours for the purpose of verifying, at Seller’s expense, the amount of Net Sales, the calculation of the Purchase Price, and the calculation of credits, and the verification that all Product sales are being made solely for distribution within the Territory; provided, however, that this right may not be exercised more than once in any year. Seller shall solicit or receive only information relating to the accuracy of such calculations or to verify the destination of such sales, and shall only have access to information for the most recent two (2) Calendar Years. Purchaser shall be entitled to require such accountants to sign a confidentiality agreement in form and substance reasonable satisfactory to Purchaser. Any underpayment of the Purchase Price due to a miscalculation by Purchaser of such amount shall be paid within thirty (30) days after the delivery of a final, detailed written accountants report to Purchaser. In the event any such audit reveals a shortfall in amounts paid to Seller of five percent (5%) or more for any Calendar Year, then the reasonable costs of the accountant employed in order to perform such audit shall be reimbursed by Purchaser. In the event any such audit report reveals an overpayment by Purchaser, Seller shall promptly provide such report to Purchaser and such overpayment shall be refunded by Seller to Purchaser within thirty (30) days after the receipt of the accountants’ report by Seller. Any underpayment or overpayment amount which is paid pursuant to this Agreement will include interest on such amount from the original due date at the Overdue Interest Amount.

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

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SECTION 4

FORECASTS, ORDERS

4.1 Forecasts and Orders. Within five (5) days after the beginning of each calendar month during the term of this Agreement, Purchaser shall provide Seller with a written rolling non-binding forecast (except as provided below) of Purchaser’s expected requirements for each Product during the following twelve (12) months. The first three months of each such forecast shall be binding for each of the Products. The third month of each such forecast, which shall be binding, shall not vary from the corresponding month (fourth month) of the preceding forecast by an amount greater to or less than [**] percent ([**]%) for any increases, and [**] percent ([**]%) for any decreases. In the event of a significant change in market conditions, significant new competitive factors and/or new key customer demands, the parties agree to negotiate in good faith on appropriate changes to such forecasts.

4.2 Orders. Purchaser shall submit binding written or electronic purchase orders for each Product (or by any other means agreed to by the parties) to Seller, which shall be placed at least ninety (90) days prior to the desired date of delivery, and which binding orders shall comply with the binding forecasts set out in Section 4.1. Notwithstanding anything to the contrary, Purchaser agrees to use commercially reasonable efforts not to maintain an inventory level of the Products in excess of [**] ([**]) weeks of the current market demand of such Products. From the Start Date until September 30, 2011, such market demand shall be calculated based on eighty percent (80%) of the average monthly market demand for Seller’s NDA Product between January 1, 2011 and March 31, 2011. From October 1, 2011 until the end of the term of the Agreement, such market demand shall be calculated based on Purchaser’s actual average monthly market demand for Products during the preceding three (3) month period. For purposes of determining Seller’s obligation to supply Purchaser with Products pursuant to this Agreement, each purchase order submitted by Purchaser shall be accompanied by a certification of Purchaser confirming that its inventory level of the Products at the requested time of delivery is not expected to be in excess of [**] ([**]) weeks of such market demand.

4.3 Conflicts. To the extent of any conflict or inconsistency between this Agreement and any purchase order, purchase order release, invoice, confirmation, acceptance or any similar document, the terms of this Agreement shall govern.

4.4 Capacity Allocation. In the event that Seller’s inability (including without limitation any inability as a result of a Force Majeure Event) to meet firm orders is due to a shortage of production capacity or raw materials at Seller’s or its supplier’s facility or a failure to receive Products from its supplier, Seller shall promptly notify Purchaser in writing of such shortage of production capacity, raw materials and failure of receipt, and, if possible, the date such shortage of production capacity or raw materials is expected

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to end or the date Seller expects to receive Products from its supplier. In the event of such shortage, Seller shall allocate its available production capacity or available raw material available for the production of the NDA Product to be sold in the Territory to the production of Products in accordance with Exhibit D.

4.5 Alternative Sources of Equivalent Products. In the event that Seller fails (for any or no reason including without limitation any Force Majeure Event) to deliver all or any portion of an order of Product to Purchaser (other than the Initial Order) in accordance with the terms of this Agreement for a period of thirty (30) days or longer, Seller shall promptly notify Purchaser of such fact. Purchaser shall have the option, but not the obligation, to purchase substitute Equivalent Product in the same quantities as Seller is unable to deliver to Purchaser from such Third Parties or other sources as Purchaser shall determine. Purchaser shall be permitted to obtain such Equivalent Products from alternative sources solely for that period of time as Seller is unable to deliver Product to Purchaser under this Agreement. In the event Purchaser elects to obtain such alternative products, Purchaser shall still be obligated to pay to Seller the Purchase Price amounts as calculated under Exhibit B; provided, however, that there shall be subtracted from such amounts Purchaser’s actual direct cost of such alternative Equivalent Products.

SECTION 5

SPECIFICATIONS

5.1 Specifications.

5.1.1 Seller shall provide Purchaser with the Specifications for each of the Products no later than December 31, 2010. The Specifications for each Product shall not be changed except as permitted under this Agreement.

5.1.2 The parties agree to cooperate in good faith to adopt new packaging for each Product. Purchaser shall provide its packaging specifications for the Products to Seller no later than December 31, 2010.

5.2 Changes.

5.2.1 From time to time during the term of this Agreement, either party may submit to the other written proposals for the adoption, implementation or development of any change, improvement or modification to the Product. If such change is proposed by Seller, such change may be implemented by Seller after consultation with Purchaser (but without requiring Purchaser’s consent) so long as such change does not negatively impact the safety or efficacy of the Products, increase Purchaser’s liability with respect to the Products, adversely impact the commercial value to Purchaser of the Products, or result in a change to the tradename or basic packaging for the Product (any such change hereinafter referred

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to as a “Material Change”). If such change is a Material Change, Seller shall not be permitted to make such change without the prior consent of Purchaser, such consent not to be unreasonably withheld or delayed, and subject to the provisions of Sections 5.2.2 and 5.2.3 below. The Specifications shall be modified to reflect any such changes. In the event of any change, Seller shall establish an appropriate qualification protocol, and Purchaser and Seller shall determine an appropriate inventory level for the pre-change Product in order to cover on-going requirements during the qualification process. The foregoing shall not preclude Seller from implementing process changes or other manufacturing related changes so long as such changes do not (i) require any filing or notifications to the FDA or DEA and (ii) materially alter the Specifications.

5.2.2 In the event that Seller is required to change the Product Specifications pursuant to applicable law, rule, or regulation or in response to the order of a governmental authority or regulatory body, Seller shall promptly advise Purchaser in writing of any such change, as well as any scheduling adjustments which may result from such change. Seller shall bear a percentage of all costs related to any such change required by the regulatory or governmental authority, such percentage calculated by multiplying such costs by the percentages set forth in Exhibit B for the corresponding period requiring such change, and Purchaser shall bear the remaining percentage of such costs; provided, however, that if such change relates to Seller’s manufacturing facility generally or to equipment which is not specifically dedicated to the Products, then Seller shall be responsible for such costs (subject to a reasonable allocation for that portion which is attributable to the Products). Upon request, Seller shall provide reasonable documentation of its costs related to such change and permit Purchaser to review and audit such costs under the same audit guidelines which are applicable to Seller contained in Section 3.7.

5.2.3 In addition to the changes under Section 5.2.2, Purchaser shall also have the right to request that a change be made to the Specifications at its expense (including the expense of any materials rendered obsolete as a result of such change) and upon prior written notice to Seller. Seller shall not be required to make any such change if (i) it results in the need for any capital investment by Seller, (ii) it results in any cost increases (including manpower allocations or resources) to Seller, (iii) it requires any changes to the regulatory filings or status for the Product (other than items reportable in the NDA annual report required to be filed with FDA each year) or (iv) it is commercially impracticable for Seller to implement (in its reasonable judgment). For any such change, Purchaser shall provide camera ready artwork (in digital format whenever reasonably available to Purchaser) consistent with the Specifications if necessary to facilitate any changes to the Specifications.

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

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5.3 Quality Agreement. The parties have agreed to enter into a Quality Agreement (e.g., to address change control issues) (the “Quality Agreement”), which Quality Agreement will be negotiated in good faith and entered into as promptly as feasible after the date of this Agreement, in no event later than April 1, 2011. To the extent that any inconsistencies exist between the Quality Agreement and this Agreement, the stipulations and provisions in this Agreement shall prevail.

5.4 Trademarks. All trademarks, tradenames and packaging graphics (collectively, the “Purchaser Trademarks”), if any, used by Purchaser in connection with the Products shall be chosen by Purchaser in its sole discretion; provided, however, that Purchaser (i) shall choose such trademarks only after conducting diligent trademark clearance; and (ii) shall not be permitted to use any such Purchaser Trademarks to the extent Seller, in its reasonable judgment, determines that such Purchaser Trademarks (i) will be confusingly similar to those which Seller uses in connection with any of its own similar products, or (ii) will be confusingly similar to any other pharmaceutical product which is currently on the market. Purchaser shall be responsible for any and all costs associated with clearance, filing, and maintenance of the Purchaser Trademarks and all liabilities which may arise from Purchaser’s use of the Purchaser Trademarks (including, but not limited to, any allegations of intellectual property infringement related thereto and any liabilities related to prescription errors related to such trademark usage). Unless required by applicable law or regulation, Purchaser shall not use any trademark, tradename, company name, copyright or other intellectual property of Seller in connection with the distribution, marketing, promotion or sale of the Product. For the avoidance of doubt, statements of equivalence such as, for example, “bioequivalent to Concerta®” shall not be deemed to be a violation of the preceding sentence.

5.5 Certificate of Analysis, Certificate of Compliance. Each shipment of Products to Purchaser shall be accompanied by a certificate of analysis prepared by an authorized representative of Seller confirming that the Products in the shipment have been tested in accordance with the NDA and meet the Specifications and a certificate of compliance prepared by an authorized representative of Seller confirming that the Products have been manufactured in accordance with this Agreement and the NDA. Any deviations and investigations related to such Products shall be documented by Seller in accordance with the NDA and the Quality Agreement.

5.6 Expiry Dating. All Products shipped to Purchaser, at the time of shipment by Seller, shall have expiry dating which is no more than [**] ([**]) months into the specified expiry schedule for such Product; provided, however, that (i) in no event shall any Product be shipped with less than [**] ([**]) months remaining until its expiry date. Seller shall use reasonable efforts to ship Product to Purchaser with at least [**] ([**]) months remaining until its expiry date.

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5.7 Stability Testing. Seller shall maintain a stability testing program for the Products and provide Purchaser with an annual product review thereon. In the event that any results from such program could indicate that Product would not meet its expiry date, Seller shall promptly notify Purchaser. At least one (1) batch per year of each Product shall be included in the stability program.

5.8 Annual Report. Purchaser shall supply distribution information and other required information to Seller for the purposes of inclusion into the NDA annual report to the FDA.

SECTION 6

TERM

6.1 Term. The term of this Agreement shall commence on the date hereof and remain in effect for each Product hereunder until December 31, 2014, unless sooner terminated as expressly provided under the terms of this Agreement.

SECTION 7

TERMINATION

7.1 Intentionally Omitted.

7.2 Intentionally Omitted.

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7.3 Breach. This Agreement may be terminated, prior to the expiration of its term, by either party by giving written notice of its intent to terminate and stating the grounds therefor if the other party shall materially breach or materially fail in the observance or performance of any representation, warranty, guarantee, covenant or obligation under this Agreement. The party receiving the default notice shall have sixty (60) days from the date of receipt thereof to cure the breach or failure, except in the case of a financial breach (excluding those which are being disputed in good faith), in which case such cure period shall be fifteen (15) days. If a non-financial breach is not curable within such sixty (60) day period (other than a failure to supply Product in accordance with the requirements of this Agreement), then the non-performing party shall have an additional ninety (90) days within which to cure such breach so long as the non-performing party is diligently working towards a remedy for such breach. In the event such breach or failure is cured in accordance with the provisions of this Section 7.3, the default notice shall be of no effect. In the event such breach or failure is not cured in accordance with the provisions of this Section 7.3, then this Agreement shall terminate without the requirement of the non-defaulting party providing any additional notice to the defaulting party. Notwithstanding the foregoing and for the avoidance of doubt, any failure other than a willful failure of Seller to supply Product to Purchaser in accordance with the requirements of this Agreement , including a failure attributable to the shortage of raw materials as a result of the limitations imposed by the DEA, shall not be deemed to be a breach under this Agreement so long as Seller is using its reasonable efforts to provide such supply of Product to Purchaser and, to the extent available, is supplying Products to Purchaser in the manner set forth in Section 4.4.

7.4 Insolvency, Etc. This Agreement may be terminated, prior to the expiration of its term, upon written notice by either party: (i) in the event that the other party hereto shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (2) make a general assignment for the benefit of its creditors, (3) commence a voluntary case under the United States Bankruptcy Code, as now or hereafter in effect (the “Bankruptcy Code”), (4) file a petition seeking to take advantage of any law (the “Bankruptcy Laws”) relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (5) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code, or (6) take any corporate action for the purpose of effecting any of the foregoing; or (ii) if a proceeding or case shall be commenced against the other party hereto in any court of competent jurisdiction, seeking (1) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (2) the appointment of a trustee, receiver, custodian, liquidator or the like of the party or of all or any substantial part of its assets, or (3) similar relief under any Bankruptcy Laws, or an order, judgment or decree approving any of the foregoing shall be entered and continue unstayed for a period of 60 days; or an order for relief against the other party hereto shall be entered in an involuntary case under the Bankruptcy Code.

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

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7.5 Change of Control. Seller may terminate this Agreement upon [**] ([**]) months prior written notice to Purchaser in the event of a Change in Control in WPI or Purchaser.

7.6 Effect of Expiration or Termination. Termination of this Agreement for any reason shall not release either party hereto from any liability which at such time has already accrued or which thereafter accrues from a breach or default prior to such expiration or termination, nor affect in any way the survival of any other right, duty or obligation of either party hereto which is expressly stated elsewhere in this Agreement to survive such termination. In the case of a termination under Section 7.3 above, the non-defaulting party may pursue any remedy available in law or in equity with respect to such breach, subject to the terms of Sections 15, 16 and 17. Any Products in Purchaser’s possession as of the date of expiration or termination of this Agreement shall be sold by Purchaser and shall be subject to the terms of this Agreement.

SECTION 8

DELIVERY; INVENTORY

8.1 Delivery. All charges for in-process storage, packaging and bar coding are included in the transfer price unless otherwise agreed to by the parties. Seller shall not be responsible for warehousing finished goods for Purchaser and Seller shall ship all finished goods to Purchaser upon completion. Purchaser is responsible for any delivery charges FOB Seller’s packaging site in the Territory. All shipments must be accompanied by a packing slip that describes the articles, states the purchase order number and shows the shipment’s destination. Deliveries of Product shall be made in accordance with the delivery schedule set forth in the purchase orders provided in compliance with Section 4.2.

8.2 Shipment. The risk of loss with respect to Product shall be with Purchaser once the Product leaves Seller’s packaging facility. Seller will pack all Product ordered hereunder in a manner suitable for shipment and sufficient to enable the Product to withstand the effects of shipping, including handling during loading and unloading. Purchaser shall notify Seller within 24 hours of discovery of any lost or stolen goods to facilitate Seller’s notification of the FDA and the DEA.

SECTION 9

DEFECTIVE PRODUCT/INSPECTIONS/TESTING

9.1 Disposition of Defective Product. Seller warrants that any Product sold to Purchaser hereunder shall comply in all respects with the Specifications therefor. Seller shall replace at its own cost and expense, including reimbursement of freight and disposition costs incurred by Purchaser, Product that fails to comply with the Specifications. Purchaser shall, within thirty (30) days after receipt of any shipment of Product, notify Seller of the existence and nature of any non-compliance or defect. If such notice is not provided within the thirty (30) day period, then all such Product shall

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be deemed to be in compliance with this Agreement. If Purchaser notifies Seller within such thirty (30) day period of any defective Products, then Seller shall have a reasonable opportunity, not to exceed thirty (30) days from receipt of notification, to inspect such defective Products and provide Purchaser with detailed written instructions to return or dispose of such defective Products. If Seller fails to instruct Purchaser as to the disposition of such defective Products, Purchaser may dispose of such defective Products as it sees fit.

9.2 Independent Testing. If, after Seller’s inspections of such Product, the parties disagree as to the Product’s conformance to the Specifications or whether the Product has such a defect, either party may deliver the Product to an independent third-party laboratory, mutually and reasonably acceptable to both parties, for analytical testing to confirm the Product’s conformance to the Specifications or the presence or absence of defects. All costs associated with such third-party testing shall be at Purchaser’s expense unless the tested Product is deemed by such third-party to not be in compliance with the Specifications, in which case all such costs, including reimbursement of freight and disposition costs, shall be promptly paid by Seller.

9.3 Hidden or Latent Defects. As soon as either party becomes aware of a hidden or latent defect in any Product lot, it shall immediately notify the other party of such event (including reasonable details and the lot involved). If a Product accepted by Purchaser becomes non-conforming by virtue of the later discovery of a hidden or latent defect, Purchaser may place the lot on quality assurance hold pending Seller’s investigation and a final resolution of the claimed hidden or latent defect pursuant to Section 9.1 and 9.2 above. In the event that the Product is found to contain a hidden or latent defect, the Product shall be deemed rejected pursuant to Section 9.1 and 9.2 as of the date of the notice, and the rights and obligations of the parties with respect to the rejected Product shall thereafter be governed by Section 9.1 and 9.2.

9.4 Short-Shipment. Purchaser shall notify Seller within thirty (30) days of receipt of any short-shipment claims with respect to the Product.

SECTION 10

REGULATORY MATTERS

10.1 Reporting; Etc. Purchaser shall have the responsibility in the Territory for complying with all regulatory filings, reporting requirements and other matters which relate solely to Purchaser’s acting as a distributor of the Product in the Territory. In the event Purchaser determines that it is required to file this Agreement with the United States Securities and Exchange Commission, Purchaser shall provide Seller with reasonable prior notice of such requirement and shall request confidential treatment of the financial terms and other competitively sensitive or trade secret terms of this Agreement. All other regulatory reporting matters (including adverse event and product complaint reporting) shall be Seller’s responsibility. Purchaser represents and warrants that Purchaser has in place systems and resources for tracking and reporting any adverse events with respect to the Product, such systems and resources to be

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consistent with good commercial standards in the pharmaceutical industry. Purchaser shall notify Seller of receipt of any report(s) of adverse events or product complaints pursuant to a Pharmacovigilance Agreement. To the extent that any inconsistencies exist between the Pharmacovigilance Agreement and this Agreement, the stipulations and provisions in this Agreement shall prevail. Seller shall have the right to audit Purchaser’s systems with respect to handling adverse event reporting in connection with the Products, any such audit to be done during normal business hours on reasonable notice, and in a fashion to avoid unnecessary disruption to normal business operations. Any complaint or adverse event received by one party that relates to product manufacture or packaging must be reported to the other party within 3 business days. The Pharmacovigilence Agreement shall set forth additional details with respect to the handling of adverse event reporting.

In order to ensure compliance with safety reporting requirements in the respective Territories the parties shall agree on a process and procedure for sharing adverse event information which shall be documented in a Pharmacovigilance Agreement (the “Pharmacovigilence Agreement”). Within thirty (30) days from the effective date of this Agreement each party shall assign a safety representative to begin discussions to ensure a Pharmacovigilence Agreement is executed no later than April 1, 2011. Pending execution of such agreement, the parties shall, as required, within thirty (30) days implement an interim procedure for exchange of any and all information concerning adverse events related to use of the Product regardless of source to ensure each party’s compliance with legal requirements in its respective territories.

10.2 FDA Communications. Purchaser and Seller agree to notify the other party promptly in the event they receive any communication or notice from the FDA or the DEA with respect to the Products, and each party shall promptly provide a copy of such communications to the other. The parties shall cooperate in good faith in responding to any such FDA or DEA inquiry or in making any report to the FDA or DEA with respect to the Products, but in all cases Seller shall have final authority for regulatory decisions concerning the Products and responsibility for all communications with the FDA and the DEA. Notwithstanding the foregoing, to the extent any such communication or decision relates solely to the Products (and not Seller’s branded version of the Products), then Seller shall not make such communication or decision without the prior consent of Purchaser, such consent not to be unreasonably withheld or delayed.

10.3 Audits. Purchaser shall have the right, at Purchaser’ sole expense, to conduct an audit during Seller’s normal business hours, upon written notice to Seller in accordance with the terms of the Quality Agreement (with such notice identifying any specific audit requests and necessary contact person), of Seller’s facilities which are involved in the manufacture, processing, packaging, testing or storage of a Product. Purchaser shall have the right to conduct such audit no more than one (1) time per Calendar Year; provided, however, that in the event Purchaser has identified any substantive, material quality issue involved with the manufacturing of the Product, then Purchaser shall be entitled to such reasonable number of additional follow-up audits as

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may be needed to confirm the steps taken to rectify such issue. In no event shall an audit of a particular facility exceed two (2) days in duration or involve more than three (3) representatives of Purchaser unless mutually agreed in writing by the parties. Purchaser warrants that all inspections and audits hereunder shall be carried out in a manner that does not unreasonably interfere with Seller’s normal and ordinary conduct of business and that insures the continued confidentiality of Seller’s other business and technical information. Any such representatives shall be reasonably qualified in terms of auditing skill to conduct audits, shall execute a written agreement to maintain in confidence all information obtained during the course of any such audit except for disclosure to Purchaser, and shall comply with Seller’s normal company policies and with security and safety regulations.

10.4 Audit Feedback. Within thirty (30) days of completing any audit hereunder, Purchaser shall submit to Seller a written report outlining its findings and/or observations from any such audit. If deficiencies are discovered during an audit that could, in Purchaser’s opinion, prevent Seller from satisfying the requirements of cGMP obligations hereunder, and Seller in good faith disputes the observations or conclusions of Purchaser, then the Parties shall promptly enter into good faith discussions to resolve their differences. If the Parties fail to resolve their differences within thirty (30) days after receipt of the audit report, then Seller’s opinion shall prevail; provided, however, that Purchaser shall not be prohibited from taking any action applicable to Purchaser that it is required to take under applicable law. If Seller does not dispute the observations made during any audit it shall use its commercially reasonable efforts to correct those deficiencies at its own cost, and shall notify Purchaser in writing when those deficiencies are corrected.

10.5 Recalls. Seller and Purchaser each shall notify the other promptly if any batch of Product purchased by Purchaser pursuant to this Agreement is the subject of a recall or market withdrawal, and the Parties shall cooperate in the handling and disposition of such recall or market withdrawal; provided, however, in the event of a disagreement as to any matters related to such recall or market withdrawal, other than the determination of who shall bear the costs as set forth in the immediately following sentence, Seller shall have the final authority with respect to any Product recall or market withdrawal. Notwithstanding the foregoing, Purchaser shall not be restricted from taking any action required by law or regulation which Purchaser is advised by its legal counsel. Purchaser shall bear the cost of all recall or market withdrawals of Product purchased by Purchaser pursuant to this Agreement unless such recall or market withdrawal shall have been the result of (i) Seller’s failure to manufacture the Product in accordance with the requirements of this Agreement, or (ii) Seller’s breach of any of its obligations or warranties set forth in Section 15 hereof, in which case Seller shall bear the cost of such recall or market withdrawal, subject to the limitations set out in Section 15.2. Purchaser shall maintain records of all sales of Product and customers sufficient to adequately administer a recall or market withdrawal for the longer of three (3) years after termination or expiration of this Agreement or the period required by applicable law. Purchaser shall, in all events and regardless of who bears the cost, be responsible for administrating the physical aspects of any recalls or market withdrawals with respect to the Products.

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10.6 Batch Records. Batch records, including information relating to the manufacturing, packaging, and quality control testing and analysis for each lot of finished Product produced hereunder, will be prepared as and when Seller performs any such tasks for such batch. Batch records and all other records relating to production hereunder shall be retained by Seller for such period of time as is required under applicable rules and regulations of the FDA. Purchaser acknowledges that many of the batch records may be prepared in a foreign language other than English and Seller shall not be obligated to translate into English such batch records. Upon Purchaser’s written request therefore, Seller shall furnish to Purchaser for any Calendar Quarter during the term of this Agreement, a complete copy of an executed batch record for each SKU of Product produced during such quarter; provided, however, that Seller shall not be required to furnish any such information on more than one occasion during each Calendar Quarter. Additionally, Seller shall, upon Purchaser’s written request in connection with any audit, make available for review by Purchaser during the course of such audit, updates to the validation package for each Product. All of Seller’s obligations under this Section 10.6 shall be subject to the limitation that Seller shall be conducting such activities in accordance with its normal and customary procedures, and the parties acknowledge and agree that Seller shall not be subject to any unique or special requirements in connection with the Products supplied hereunder to Purchaser. If Purchaser requests additional validation work, such work shall be performed at Purchaser’s cost.

10.7 Complaints. Purchaser shall maintain complaint files for the Product in accordance with cGMP. Product quality complaint reports received by Purchaser will be summarized and sent to Seller by e-mail to Central Complaint Vigilence Americas at the e-mail address JusaQA@janus.jnj.com. Product quality complaint reports received by Seller will be summarized and sent to Purchaser by facsimile transmission to the attention of the Department of Drug Safety at the current facsimile number of (951) 493-5825, with an original sent on the same day by U.S. mail to Purchaser at 311 Bonnie Circle, Corona, California 92880, Attention: Department of Drug Safety. Each product quality complaint report summarized by Purchaser and/or Seller shall include a description of the event, field sample availability, lot number availability and a cross reference of such complaint in the sender’s files. At the end of each calendar month, Purchaser and/or Seller shall provide the other with a list of all of the product quality complaint reports received by said party for purposes of conducting a monthly reconciliation of all such complaints. Purchaser and Seller shall notify each other of (i) any adverse drug experience or reaction reports, trend or any other reports or information indicating that any of the finished Product hereunder have any toxicity, sensitivity reactions, or are otherwise alleged to cause illness or injury of any kind or are adulterated or misbranded, or (ii) any product complaints made by customers that will or could cause an FDA “field alert” to be issued, within twenty-four (24) hours of becoming aware of any such difficulties, and shall thereafter reasonably cooperate with each other relative to any investigation or inquiry that may be initiated by the FDA with respect thereto (which Seller shall have the right to direct and control). For purposes of

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clarification, the parties acknowledge that the foregoing complaint handling procedures shall only apply to complaints which implicate the manufacturing, packaging, testing or storage of a Product.

10.8 Labeling. The Purchaser shall have responsibility for all labeling graphics and the user instructions, in the case where the Seller’s user instructions have been modified. The Seller, as holder of the NDA, has responsibility for any remaining, non-specified, labeling content.

10.9 Inspections.

10.9.1 In the event Seller’s manufacturing, packaging, testing or storage facility producing Products hereunder is inspected by representatives of any federal agency in connection with Seller’s manufacture of a Product, Seller shall notify Purchaser promptly upon learning of such inspection, and shall supply Purchaser with redacted copies of any correspondence or portions of correspondence which relate to such Product. Purchaser may send representatives to such manufacturing, packaging, testing or storage facility and may participate in any portion of such inspection relating to such Product (and shall do so upon the request of Seller). In the event Seller receives any regulatory letter or comments from any federal agency in connection with its manufacture of the Product requiring a response or action by Seller, including, but not limited to, receipt of a Form 483 (Inspectional Observations) or a “Warning Letter,” Purchaser promptly will provide Seller with any data or information required by Seller in preparing any response relating to Seller’s manufacture of the Product, and will cooperate fully with Seller in preparing such response.

10.9.2 In the event Purchaser is inspected or receives a regulatory letter or comments from any federal agency in connection to the distribution of the Products, Purchaser shall notify Seller promptly upon learning of such inspection or receiving such documentation. Seller may participate in that portion of such inspection relating to such Product (and shall be required to participate if requested by Purchaser). If Seller or Purchaser requests Seller to participate as described above, Seller and Purchaser shall mutually agree on the response with respect to such Product and Purchaser shall be responsible for submitting any such responses to the regulatory authorities. Purchaser will provide Seller with all data or information reasonably required by Seller in preparing for any such inspection or any response relating to the Products.

10.10 Cooperation. Seller shall provide reasonable assistance to Purchaser in its preparation and filing with appropriate regulatory agencies (including both federal and state agencies related to reimbursement and health care insurance) of filings required for the marketing and distribution of Products in the Territory by Purchaser. Seller and Purchaser shall work together in good faith to develop such necessary regulatory strategies which may be required for purposes of this Agreement. In addition, Seller shall provide to Purchaser copies (in electronic format if available) of those materials which Seller currently uses to respond to inquiries regarding the Products from consumers and health care professionals.

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

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SECTION 11

FORCE MAJEURE

11.1 Force Majeure Events. If either party is prevented from performing any of its obligations hereunder (except for any financial payments due hereunder) due to any cause which is beyond the non-performing party’s reasonable control, including fire, explosion, flood, or other acts of God; acts, regulations, or laws of any government; court injunction or other court order; war or civil commotion; strike, lock-out or labor disturbances; or failure of public utilities or common carriers (a “Force Majeure Event”), such non-performing party shall not be liable for breach of this Agreement with respect to such non-performance to the extent any such non-performance is due to a Force Majeure Event. Such non-performance will be excused for as long as such event shall be continuing (whichever occurs sooner), provided that the non-performing party gives immediate written notice to the other party of the Force Majeure Event. Such non-performing party shall exercise all reasonable efforts to eliminate the Force Majeure Event and to resume performance of its affected obligations as soon as practicable. In the event such Force Majeure Event continues unabated for a period of nine (9) months or longer, then the party which is not subject to such Force Majeure Event may terminate this Agreement on thirty (30) days prior written notice to the other party.

SECTION 12

INSURANCE

12.1 Each party agrees to procure and maintain in full force and effect during the term of this Agreement, at its sole cost and expense (i) Statutory Worker’s Compensation Insurance and Employer’s Liability Insurance and (ii) Products Liability and General Liability Insurance with a limit of not less than $[**] per occurrence and $[**] in the aggregate annually. Upon written request, each party shall provide to the other party copies of a certificate of insurance of such insurance coverage. Either party may substitute a program of self-insurance for all or part of the third party insurance required hereunder.

SECTION 13

CONFIDENTIALITY

13.1 As used herein, “Confidential Information” shall include all confidential or proprietary information given to one party by the other party, or otherwise acquired by such party in its performance of this Agreement, relating to such other party or any of its

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Affiliates, including information regarding any of the products of such other party or any of its Affiliates, information regarding its advertising, distribution, marketing or strategic plans or information regarding its costs, productivity or technological advances. Neither party shall use or disclose to Third Parties any Confidential Information of the other (except to comply with its obligations under this Agreement) and each party shall insure that its and its Affiliates’ employees, officers, representatives and agents shall not use or disclose to Third Parties any Confidential Information and upon the termination of this Agreement shall return to the other or destroy all Confidential Information in written form. Confidential Information shall not include information that (i) was already known to receiving party at the time of its receipt thereof or is independently developed by receiving party, as evidenced by its written records, (ii) is disclosed to receiving party after its receipt thereof by a third party who, receiving party knows, has a right to make such disclosure without violating any obligation of confidentiality, (iii) is or becomes part of the public domain through no fault of receiving party or (iv) is independently developed by a party. Except as provided herein, the terms of this Agreement (including, without limitation, the exhibits hereto) shall be maintained in confidence by the parties hereto. The obligations of confidentiality set out above shall survive termination or expiration of this Agreement for a period of three (3) years.

SECTION 14

PUBLIC ANNOUNCEMENTS; ETC.

14.1 The parties hereto covenant and agree that, except as provided for herein below, each will not from and after the date hereof make, issue or release any public announcement, press release, statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the transactions contemplated herein, without the prior written consent of the other party as to the content and time of release of and the media in which such statement or announcement is to be made; provided, however, that in the case of announcements, statements, acknowledgments or revelations which either party is required by law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the party so required to do so by law shall not constitute a breach of this Agreement if such party shall have given, to the extent reasonably possible, not less than five (5) business days prior notice to the other party (except in the case of media inquiries (which shall require a lesser amount of time), if such party shall have used its reasonable best efforts to notify the other party), and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with the other party. Notwithstanding the foregoing, the parties acknowledge that there may be a need to engage in daily or frequent contact with government agencies and/or other Third Parties which may make inquiries with respect to this Agreement after its initial public disclosure. This Section 14 is not intended to prohibit responding to such inquiries so long as any such responses shall remain consistent with the statements and other public relations material which has been approved by the parties in accordance with this Section 14, and the maximum advanced notice possible is provided with respect to media inquiries (if less than the previously outlined 5-day notification period). To the extent reasonably possible, the parties shall coordinate with each other on any such subsequent responses.

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

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14.2 The parties acknowledge that as of the date hereof, they have agreed upon the text of press releases with respect to this Agreement in the forms attached as Exhibit E.

14.3 Purchaser shall not use the name of Seller or any of its Affiliates for advertising, promotional or other purposes without the prior written consent of Seller. In furtherance of the foregoing, Purchaser shall not originate any publicity or other announcement, written or oral, whether to the public, the press, the trade, Purchaser’s or Seller’s customers or otherwise, relating to this Agreement or the existence of an arrangement between the parties, without the prior written approval of Seller, except as otherwise permitted under the terms of this Agreement. Any breach of the terms of this Agreement by Purchaser shall be deemed a material breach of this Agreement.

SECTION 15

REPRESENTATIONS AND WARRANTIES

15.1 Product Warranties. Seller represents and warrants to Purchaser that all Products supplied in connection with this Agreement shall be manufactured and provided in accordance and conformity with the Specifications. Seller represents and warrants that it shall comply with all present and future statutes, laws, ordinances and regulations relating to the manufacture and supply of the Product being provided hereunder, including, without limitation, those enforced by the FDA (including compliance with good manufacturing practices) and the DEA. Seller further represents and warrants that, to its knowledge and as of the date of this Agreement, the manufacture of Products by Seller does not infringe any patent of any third party. SELLER MAKES NO OTHER REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER WITH RESPECT TO THE PRODUCT.

15.2 LIMITATION ON LIABILITY OF SELLER. IN THE EVENT THAT (I) ANY PRODUCT DOES NOT MEET THE SPECIFICATIONS THEREFOR, OR (II) SELLER HAS OTHERWISE BREACHED THIS AGREEMENT, THEN THE LIABILITY OF SELLER HEREUNDER TO PURCHASER (INCLUDING, BUT NOT LIMITED TO, CLAIMS OR COSTS RELATED TO PRODUCT LIABILITY CLAIMS OR OTHERWISE), SHALL NOT, (X) WITH RESPECT TO THOSE CLAIMS BASED UPON THE PRECEDING CLAUSE (I), EXCEED $[**] MILLION PER OCCURRENCE AND $[**] MILLION IN THE AGGREGATE ANNUALLY AND (Y) WITH RESPECT TO THOSE CLAIMS BASED UPON THE PRECEDING CLAUSE (II), EXCEED $[**] MILLION (EXCEPT AS PROVIDED IN SECTION 15.3(B)).

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

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15.3 LIMITATION ON LIABILITY OF PARTIES.

(A) EXCEPT AS EXPRESSLY PROVIDED IN SECTION 15.3(B), IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR FOR ANY LOSS OF PROFITS OR REVENUES ARISING OUT OF OR RESULTING FROM ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE.

(B) THE LIMITATIONS AND DISCLAIMER SET FORTH IN (I) THE PRECEDING CLAUSE (A) FOR LOSS OF PROFITS AND (II) SECTION 15.2(Y) (AS IT RELATES TO THE $[**] MILLION AMOUNT), SHALL NOT APPLY TO A CLAIM BY PURCHASER AGAINST SELLER FOR DAMAGES RESULTING FROM AN INTENTIONAL BREACH OF THIS AGREEMENT BY SELLER OF ITS OBLIGATION TO SUPPLY PRODUCT TO PURCHASER IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT ONLY IF ALL OF THE FOLLOWING CRITERIA ARE SATISFIED BY SUCH CLAIM:

(V)	THE CLAIM RELATES TO A TIME PERIOD DURING WHICH SELLER HAD SUFFICIENT QUANTITIES OF THE PRODUCTS TO PROVIDE TO PURCHASER AS SET FORTH IN THIS AGREEMENT (UNLESS THE SELLER HAS FAILED TO MAINTAIN SUFFICIENT QUANTITIES OF PRODUCTS FOR THE PURPOSE OF WITHHOLDING IT FROM PURCHASER), AND

(W)	DURING SUCH TIME PERIOD, SELLER SOLD THE NDA PRODUCT IN THE TERRITORY, AND

(X)	DURING SUCH TIME PERIOD, SELLER INTENTIONALLY BREACHED THIS AGREEMENT BY WITHHOLDING THE PRODUCTS FROM PURCHASER FOR A PERIOD OF AT LEAST THREE (3) MONTHS FOR THE PURPOSE OF SELLING MORE OF THE NDA PRODUCT IN THE TERRITORY THAN SELLER WOULD HAVE OTHERWISE SOLD IN LIEU OF SUPPLYING THE PRODUCTS TO PURCHASER IN ACCORDANCE WITH THIS AGREEMENT, AND

(Y)	DURING SUCH TIME PERIOD, A FORCE MAJEURE EVENT AS DESCRIBED IN SECTION 11.1 DID NOT APPLY, AND

(Z)	DURING SUCH TIME PERIOD, PURCHASER WAS NOT IN BREACH OF THIS AGREEMENT.

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

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PROVIDED, HOWEVER, IN NO EVENT SHALL SELLER BE LIABLE TO PURCHASER FOR DAMAGES IN EXCESS OF $[**] (THE “TOTAL CAP”) IN THE AGGREGATE. PURCHASER AGREES TO SUBMIT ANY CLAIM FOR DAMAGES PURSUANT TO THIS SECTION 15.3 FOR RESOLUTION BY ARBITRATION AS SET FORTH IN SECTION 17.2.

(C) WITH RESPECT TO ANY CLAIM FOR DAMAGES AS PROVIDED IN SECTION 15.3(B), PURCHASER ACKNOWLEDGES AND AGREES TO THE FOLLOWING:

(I)	THAT THE TOTAL CAP SET FORTH ABOVE IS NOT INTENDED TO BE AND SHALL NOT BE DEEMED TO BE A LIQUIDATED DAMAGES AMOUNT;

(II)	THAT THE ARBITRATION PANEL SET FORTH IN SECTION 17.2 SHALL DETERMINE WHETHER ALL OF THE CRITERIA SET FORTH IN SECTION 15.3(B) HAVE BEEN MET AND WHETHER PURCHASER IS ENTITLED TO DAMAGES, INCLUDING LOSS OF PROFITS, PURSUANT TO SECTION 15.3(B) IN ACCORDANCE WITH LAW;

(III)	THAT PURCHASER MUST ESTABLISH THE ACTUAL AMOUNT OF ITS DAMAGES IN ACCORDANCE WITH APPLICABLE LAW, AND SHALL NOT BE ENTITLED TO RECOVER DAMAGES TO THE EXTENT PURCHASER IS ABLE TO MITIGATE ITS DAMAGES, INCLUDING, WITHOUT LIMTATION, BY SECURING A COVER SOURCE FOR THE PRODUCTS; AND

(IV)	THAT SECTIONS 15.2(II), 15.2(Y) AND THE PROVISO AT THE END OF 15.3(B) SHALL BE REDACTED AND NOT OTHERWISE DISCLOSED IN ANY ARBITRATION PROCEEDING AND SHALL BE APPLIED BY THE PARTIES IF AND AFTER A FINAL DAMAGE AMOUNT IS AWARDED.

(D) FOR THE AVOIDANCE OF DOUBT, PURCHASER AGREES IT IS NOT ENTITLED TO CLAIM DAMAGES IN EXCESS OF THE LIMITS SET FORTH IN SECTION 15.2 OR LOSS OF PROFITS FOR ANY PRODUCT THAT SELLER HAS SUPPLIED THAT DOES NOT MEET THE SPECIFICATIONS THEREFOR.

15.4 Execution and Performance of Agreement. Seller and Purchaser each represents to the other that it has full right, power and authority to enter into and perform its obligations under this Agreement. Seller and Purchaser each further represents and warrants to the other that the performance of its obligations under this Agreement will not result in a violation or breach of, and will not conflict with or constitute a default under any agreement, contract, commitment or obligation to which such party or any of its Affiliates is a party or by which it is bound.

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15.5 Distribution and Sale of Product. Seller shall not be responsible in any manner whatsoever for the proper storage (after delivery to Purchaser), distribution or sale of the Product by Purchaser. Purchaser agrees that all such distribution, marketing and sales activities shall be done in accordance with all applicable laws, rules and regulations. EXCEPT FOR SELLER’S LIMITED REPRESENTATIONS SET FORTH IN THIS SECTION 15 (AND SUBJECT TO SELLER’S LIMITATIONS ON LIABILITY SET FORTH IN THIS SECTION 15), AND SUBJECT TO ANY SELLER INDEMNIFICATION OBLIGATION UNDER SECTION 16, PURCHASER SHALL BE SOLELY RESPONSIBLE FOR ANY AND ALL LIABILITIES, CLAIMS, DAMAGES, COSTS, CHARGES, JUDGMENTS AND EXPENSES WHICH ARISE FROM OR RELATE TO PURCHASER’S MARKETING, DISTRIBUTION AND SALE OF THE PRODUCTS BEING SUPPLIED HEREUNDER.

SECTION 16

INDEMNIFICATION

16.1 Indemnification by Seller. Subject to the limitations set forth in Section 15 above and excluding those matters for which Purchaser is obligated to indemnify Seller pursuant to this Agreement, Seller shall indemnify and hold harmless Purchaser (and its Affiliates) from and against any and all damages, liabilities, claims, costs, charges, judgments and expenses (including reasonable attorneys’ fees) (collectively “Damages”) that may be sustained, suffered or incurred by Purchaser (or its Affiliates), arising from or by reason of (i) the breach by Seller of any warranty, representation, covenant or agreement made by Seller in this Agreement or (ii) the intentional misconduct of Seller or, to the extent related to any action of an Affiliate of Seller in connection with this Agreement, the Affiliates of Seller.

16.2 Indemnification by Purchaser. Purchaser shall indemnify and hold harmless Seller (and its Affiliates) from and against any and all Damages, that may be sustained, suffered or incurred by Seller (or its Affiliates) arising (i) directly from or by reason of the breach by Purchaser of any warranty, representation, covenant or agreement made by Purchaser in this Agreement; (ii) directly or indirectly from the distribution, marketing, or sale of the Products by Purchaser, its Affiliates and its Wholesaler Affiliates (including, but not limited to, any product liability claims with respect to the Products, or any claims made with respect to Purchaser’s Trademarks or other intellectual property or materials used by Purchaser in connection with the Products); or (iii) the intentional misconduct of Purchaser or, to the extent related to any action of an Affiliate of Purchaser and Wholesaler Affiliate in connection with this Agreement, the Affiliates of Purchaser and its Wholesaler Affiliate, but excluding in each case above those matters for which Seller is obligated to indemnify Purchaser pursuant to Section 16.1.

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16.3 Claims. Each indemnified party agrees to give the indemnifying party prompt written notice of any matter upon which such indemnified party intends to base a claim for indemnification (an “Indemnity Claim”) under this Section 16. The indemnifying party shall have the right to participate jointly with the indemnified party in the indemnified party’s defense, settlement or other disposition of any Indemnity Claim. With respect to any Indemnity Claim relating solely to the payment of money damages and which could not result in the indemnified party’s becoming subject to injunctive or other equitable relief or otherwise adversely affect the business of the indemnified party in any manner, and as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the indemnified party hereunder, the indemnifying party shall have the sole right to defend, settle or otherwise dispose of such Indemnity Claim, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate; provided that the indemnifying party shall provide reasonable evidence of its ability to pay any damages claimed and with respect to any such settlement shall obtain the written release of the indemnified party from the Indemnity Claim. The indemnifying party shall obtain the written consent of the indemnified party prior to ceasing to defend, settling or otherwise disposing of any Indemnity Claim if as a result thereof the indemnified party would become subject to injunctive or other equitable relief or the business of the indemnified party would be adversely affected in any manner.

SECTION 17

DISPUTE RESOLUTION

17.1 Executive Resolution. If any dispute arises between the parties relating to the interpretation, breach or performance of this Agreement or the grounds for the termination thereof, the parties agree that before submitting such dispute to arbitration as set forth in Section 17.2 below, the Presidents (or equivalent level) of each party shall, for a period of thirty (30) days after such dispute is formally submitted to either of such Presidents in writing, attempt in good faith to negotiate a resolution of the dispute. The foregoing shall not be interpreted to preclude either party from seeking and obtaining from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the dispute.

17.2 Arbitration.

17.2.1 Any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud or otherwise, will be submitted for resolution by arbitration pursuant to the rules then pertaining of the CPR Institute for Dispute Resolution for Non-Administered Arbitration (available at www.cpradr.org/arb-rules.htm), or successor (“CPR”), except where those rules conflict with these provisions, in which case these provisions control. The arbitration will be held in the City of New York, Borough of New York, New York.

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17.2.2 The panel shall consist of three arbitrators chosen from the CPR Panels of Distinguished Neutrals (or, by agreement, from another provider of arbitrators) each of whom is a lawyer with at least 15 years experience with a law firm or corporate law department of over 25 lawyers or who was a judge of a court of general jurisdiction. In the event the aggregate damages sought by the claimant are stated to be less than $5 million, and the aggregate damages sought by the counterclaimant are stated to be less than $5 million, and neither side seeks equitable relief, then a single arbitrator shall be chosen, having the same qualifications and experience specified above. Each arbitrator shall be neutral, independent, disinterested, impartial and shall abide by The CPR-Georgetown Commission Proposed Model Rule for the Lawyer as Neutral available at www.cpradr.org/cpr-george.html.

17.2.3 The parties agree to cooperate (1) to attempt to select the arbitrator(s) by agreement within 45 days of initiation of the arbitration, including jointly interviewing the final candidates, (2) to meet with the arbitrator(s) within 45 days of selection and (3) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which will result in the hearing being concluded within no more than nine (9) months after selection of the arbitrator(s) and in the award being rendered within 60 days of the conclusion of the hearings, or of any post-hearing briefing, which briefing will be completed by both sides within 45 days after the conclusion of the hearings.

17.2.4 In the event the parties cannot agree upon selection of the arbitrator(s), the CPR will select arbitrator(s) as follows: CPR shall provide the parties with a list of no less than 25 proposed arbitrators (15 if a single arbitrator is to be selected) having the credentials referenced above. Within 25 days of receiving such list, the parties shall rank at least 65% of the proposed arbitrators on the initial CPR list, after exercising cause challenges. The parties may then interview the five candidates (three if a single arbitrator is to be selected) with the highest combined rankings for no more than one hour each and, following the interviews, may exercise one peremptory challenge each. The panel will consist of the remaining three candidates (or one, if one arbitrator is to be selected) with the highest combined rankings. In the event these procedures fail to result in selection of the required number of arbitrators, CPR shall select the appropriate number of arbitrators from among the members of the various CPR Panels of Distinguished Neutrals, allowing each side challenges for cause and three peremptory challenges each.

17.2.5 In the event the parties cannot agree upon procedures for discovery and conduct of the hearing meeting in the schedule set forth in Section 17.2.3 above, then the arbitrator(s) shall set dates for the hearing, any post-hearing briefing, and the issuance of the award in accord with the schedule set out in Section 17.2.3. The arbitrator(s) shall provide for discovery according to those time limits, giving recognition to the understanding of the parties that they contemplate reasonable discovery, including document demands and depositions, but that such discovery be limited so that the schedule set out in Section 17.2.3 may be met without difficulty. In no event will the arbitrator(s), absent agreement of the parties,

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allow more than a total of ten days for the hearing or permit either side to obtain more than a total of 40 hours of deposition testimony from all witnesses, including both fact and expert witnesses, or serve more than 20 individual requests for documents, including subparts, or 20 individual requests for admission or interrogatories, including subparts. Multiple hearing days will be scheduled consecutively to the greatest extent possible.

17.2.6 The arbitrator(s) must render their award by application of the substantive law of the State of New Jersey and are not free to apply “amiable compositeur” or “natural justice and equity.” The arbitrator(s) shall render a written opinion setting forth findings of fact and conclusions of law with the reasons therefor stated. A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either party. The arbitrator(s) shall have power to exclude evidence on grounds of hearsay, prejudice beyond its probative value, redundancy, or irrelevance and no award shall be overturned by reason of such ruling on evidence. To the extent possible, the arbitration hearings and award will be maintained in confidence.

17.2.7 In the event the panel’s award exceeds $5 million in monetary damages or includes or consists of equitable relief, or rejects a claim in excess of that amount or for that relief, then the losing party may obtain review of the arbitrators’ award or decision by a single appellate arbitrator (the “Appeal Arbitrator”) selected from the CPR Panels of Distinguished Neutrals by agreement or, failing agreement within seven working days, pursuant to the selection procedures specified in Section 17.2.4 above. If CPR cannot provide such services, the parties will together select another provider of arbitration services that can. No Appeal Arbitrator shall be selected unless he or she can commit to rendering a decision within forty-five days following oral argument as provided in this paragraph. Any such review must be initiated within thirty (30) days following the rendering of the award referenced in Section 17.2.6 above.

17.2.8 The Appeal Arbitrator will make the same review of the arbitration panel’s ruling and its bases that the U.S. Court of Appeals of the Circuit where the arbitration hearings are held would make of findings of fact and conclusions of law rendered by a district court after a bench trial and then modify, vacate or affirm the arbitration panel’s award or decision accordingly, or remand to the panel for further proceedings. The Appeal Arbitrator will consider only the arbitration panel’s findings of fact and conclusions of law, pertinent portions of the hearing transcript and evidentiary record as submitted by the parties, opening and reply briefs of the party pursuing the review, and the answering brief of the opposing party, plus a total of no more than four (4) hours of oral argument evenly divided between the parties. The party seeking review must submit its opening brief and any reply brief within seventy-five (75) and one hundred thirty (130) days, respectively, following the date of the award under review, whereas the opposing party must submit its responsive brief within one hundred ten (110) days of that date. Oral argument shall take place within five (5) months after the date of the award under review, and the Appeal

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Arbitrator shall render a decision within forty-five (45) days following oral argument. That decision will be final and not subject to further review, except pursuant to the Federal Arbitration Act.

17.2.9 The parties consent to the jurisdiction of the Federal District Court for the district in which the arbitration is held for the enforcement of these provisions and the entry of judgment on any award rendered hereunder (including after review by the Appeal Arbitrator where such an appeal is pursued). Should such court for any reason lack jurisdiction, any court with jurisdiction shall act in the same fashion.

17.2.10 Each party has the right before or, if the arbitrator(s) cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.

17.2.11 EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

17.2.12 EACH PARTY HERETO WAIVES ANY CLAIM TO PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES FROM THE OTHER.

17.2.13 EXCEPT TO THE EXTENT LOSS OF PROFITS AS PROVIDED IN SECTION 15.3(B) ARE DEEMED CONSEQUENTIAL DAMAGES IN ACCORDANCE WITH APPLICABLE LAW, EACH PARTY HERETO WAIVES ANY CLAIM OF CONSEQUENTIAL DAMAGES FROM THE OTHER.

17.2.14 EACH PARTY HERETO WAIVES ANY CLAIM FOR ATTORNEYS’ FEES AND COSTS AND PREJUDGMENT INTEREST FROM THE OTHER.

17.2.15 EXCEPT AS OTHERWISE PROVIDED IN SECTION 15.3(B), EACH PARTY HERETO WAIVES ANY CLAIM FOR LOSS OF PROFITS FROM THE OTHER.

SECTION 18

MISCELLANEOUS

18.1 Relationship of the Parties. The relationship of Purchaser and Seller established by this Agreement is that of independent contractors, and nothing contained herein shall be construed to (i) give either party any right or authority to create or assume any obligation of any kind on behalf of the other or (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking.

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18.2 Third Party Rights. Nothing in this Agreement shall be deemed to create any third party beneficiary rights in or on behalf of any other person.

18.3 Entire Agreement. It is the mutual desire and intent of the parties to provide certainty as to their respective future rights and remedies against each other by defining the extent of their mutual undertakings as provided herein. The parties have, in this Agreement (including the Exhibits hereto), incorporated all representations, warranties, covenants, commitments and understandings on which they have relied in entering into this Agreement, and, except as provided for herein, neither party makes any covenant or other commitment to the other concerning its future action. Accordingly, this Agreement and the Exhibits hereto (i) constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and there are no promises, representations, conditions, provisions or terms related thereto other than those set forth in this Agreement and (ii) supersedes all previous understandings, agreements and representations between the parties, written or oral. No modification, change or amendment to this Agreement shall be effective unless in writing signed by each of the parties hereto.

18.4 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

18.5 Notices. All notices and other communications hereunder shall be in writing. All notices hereunder of an Indemnity Claim, a Force Majeure Event, default or breach hereunder, or, if applicable, termination or renewal of the term hereof, or any other notice of any event or development material to this Agreement taken as a whole, shall be delivered personally, or sent by national overnight delivery service or postage pre-paid registered or certified U.S. mail, and shall be deemed given: when delivered, if by personal delivery or overnight delivery service; or if so sent by U.S. mail, five business days after deposit in the mail, and shall be addressed:

If to Seller:

Watson Laboratories, Inc.

360 Mount Kemble Avenue

Morristown, NJ, 07962

Attention: President and Chief Operating Officer

With a copy to:

Watson Pharmaceuticals, Inc.

311 Bonnie Circle

Corona, CA 92880-2882

Attention: General Counsel

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If to Seller:

Ortho-McNeil-Janssen Pharmaceuticals, Inc.

1125 Trenton-Harbourton Rd

Titusville, New Jersey 08560

Attention: President

With a copy to:

Johnson & Johnson

Office of General Counsel

One Johnson & Johnson Plaza

New Brunswick, NJ 08933

Attention: General Counsel

or to such other place as either party may designate by written notice to the other in accordance with the terms hereof.

18.6 Failure to Exercise. The failure of either party to enforce at any time for any period any provision hereof shall not be construed to be a waiver of such provision or of the right of such party thereafter to enforce each such provision, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy. Remedies provided herein are cumulative and not exclusive of any remedies provided at law.

18.7 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other, except that (i) Seller may assign its rights and/or obligations hereunder to any of its Affiliates, to a successor to all of its business, or to a successor to that portion of its business which relates to the manufacturing of the Product and (ii) Purchaser may assign its rights and/or obligations hereunder to any of its Affiliates. For purposes of this Section 18.7, the term “assignment” shall include a Change in Control of Purchaser. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything to the contrary and for the avoidance of doubt, nothing in this Agreement shall prevent Seller from receiving Products from a third party and providing such Products to Purchaser.

18.8 Severability. In the event that any one or more of the provisions (or any part thereof) contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect pursuant to a final, non-appealable decision in accordance with the dispute resolution provisions set forth in Section 17, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Any term or provision of this Agreement which is so held to be invalid, illegal or unenforceable in any jurisdiction shall, to the

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extent the economic benefits conferred by this Agreement to both parties remain substantially unimpaired, not affect the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

18.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.10 Expenses. Each party shall pay all of its own fees and expenses (including all legal, accounting and other advisory fees) incurred in connection with the negotiation and execution of this Agreement and the arrangements contemplated hereby.

18.11 MMA Filing. Within ten (10) business days following the date of this Agreement, each party shall file or cause to be filed with the FTC and the Antitrust Division of the U.S. Department of Justice (“DOJ”) this Agreement and any notifications required to be filed pursuant to any applicable law. The parties shall use all commercially reasonable efforts and coordinate to make such filings promptly and to respond promptly to any requests for additional information made by either of such agencies. Each party reserves the right to communicate with the FTC or DOJ regarding such filings and it believes appropriate. Each party shall keep the other reasonably informed of such communications and shall not disclose the Confidential Information of the other party without such other party’s written consent (not to be unreasonably withheld, delayed or conditioned).

18.12 Survival. Sections 3.5, 7.6, 13, 14, 15, 16, 17 and 18 shall survive the termination of this Agreement in accordance with the respective terms thereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective representatives as of the day and year first above written.

WATSON LABORATORIES, INC.

By:	/s/ R. Todd Joyce
Name: R. Todd Joyce
Title: Senior Vice President & Chief Financial Officer

ORTHO-MCNEIL-JANSSEN PHARMACEUTICALS, INC.

By:	/s/ Denice M. Torres
Name: Denice M. Torres
Title: Vice President and General Manager, CNS

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LIST OF EXHIBITS

Product

Purchase Prices

Initial Order

Production Capacity or Raw Material Shortage Allocation Press Release

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EXHIBIT A

Products

18 mg dosage in 100 count bottles

27 mg dosage in 100 count bottles

36 mg dosage in 100 count bottles

54 mg dosage in 100 count bottles

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

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EXHIBIT B

Purchase Prices

Quarterly Period	Purchase Price as a Percent of Purchaser Net Sales
Start Date - June 30, 2011	[	**]%
July 1, 2011 - September 30, 2011	[	**]%
October 1, 2011 - December 31, 2011	[	**]%
January 1, 2012 - March 31, 2012	[	**]%
April 1, 2012 until the end of the term of the Agreement	[	**]%

Notwithstanding the foregoing, the purchase price would be reduced to [**] percent of Watson’s Net Sales during any period between the Start Date and March 31, 2012 when a third party AB-rated version of the NDA Product is available for sale in the Territory. Further, the purchase price would be reduced to [**] percent of Watson’s Net Sales during any period between July 1, 2012 and December 31, 2014 when a third party AB-rated version of the NDA Product is available for sale in the Territory.

Minimum Amount - All Prices are for Bottles of 100

18 mg - [$[**]]

27 mg - [$[**]]

36 mg - [$[**]]

54 mg - [$[**]]

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

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EXHIBIT C

Initial Order

The parties acknowledge that the amount of Purchaser’s Initial Order will depend on whether Seller receives the additional Product raw material quota allocation which Seller has requested from the DEA. In the event Seller receives the additional Product raw material allocation it requested from the DEA by November 15, 2010, Purchaser will thereafter place its initial Order for the amounts of Products as set forth below under the column “Projected Deliveries with Incremental API Quota requested from DEA”. In the event Seller does not receive the additional Product raw material allocation it required from the DEA by November 15, 2010, Purchaser shall place its Initial Order for the amounts of Products as set forth below under the column “Projected Deliveries without Incremental API Quota requested from DEA”.

Strength	Delivery Date	Projected Deliveries without Incremental API Quota requested from DEA	Projected Deliveries with Incremental API Quota requested from DEA
	15-Apr	[**]	[**]
18mg

	1-May	[**]	[**]

	1-Jun	[**]	[**]

	1-Jul	[**]	[**]

	1-Aug	[**]	[**]

27mg	15-Apr	[**]	[**]

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

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	1-May	[**]	[**]

	1-Jun	[**]	[**]

	1-Jul	[**]	[**]

	1-Aug	[**]	[**]

36mg	15-Apr	[**]	[**]

	1-May	[**]	[**]

	1-Jun	[**]	[**]

	1-Jul	[**]	[**]

	1-Aug	[**]	[**]

54mg	15-Apr	[**]	[**]

	1-May	[**]	[**]

	1-Jun	[**]	[**]

	1- Jul	[**]	[**]

	1-Aug	[**]	[**]

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

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EXHIBIT D

Production Capacity and Raw Material Shortage Allocations

Start Date – May 31, 2011:[**] Percent to Purchaser

June 1, 2011 – June 30, 2011: [**] Percent to Purchaser

July 1, 2011 – July 31, 2011: [**] Percent to Purchaser

August 1, 2011 – until the end of the term of the Agreement: [**] Percent to Purchaser

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EXHIBIT E

Press Release

Draft

NEWS RELEASE	DRAFT 10-27-10

	CONTACTS:	Investors:
Patty Eisenhaur
(973) 355-8141

Media:
Charlie Mayr
(973) 355-8483

Watson Signs Exclusive Agreement to Distribute Authorized Generic Concerta®

MORRISTOWN, NJ — October XX, 2010 — Watson Phamiaceuticals, Inc. (NYSE: WPI) today announced that its subsidiary, Watson Laboratories, Inc., has entered into an exclusive agreement with Ortho-McNeil-Janssen Pharmaceuticals, Inc., to market the authorized generic version of Concerto® (methylphenidate hydrochloride extended-release tablets). Watson will launch its authorized generic of Concerta’ on May 1, 2011. Concerta is used to treat attention deficit disorder (ADD) and attention deficit hyperactivity disorder (ADHD).

Under the terms of the agreement, Ortho-McNeil-Janssen will manufacture and exclusively supply Watson with all dosage strengths of the authorized generic product. Watson will market and distribute the product in the United States. Ortho-McNeil-Janssen will receive a share of the net sales from Watson’s sales of the product. The agreement runs until the end of 2014. During the term of the agreement, Watson will be permitted to continue to pursue U.S. Food and Drug Administration approval of its abbreviated new drug application (ANDA) for a generic version of Concerta and will be permitted to launch its own ANDA product at the conclusion of the exclusive supply agreement. Other terms of the agreement were not disclosed.

This agreement ensures that consumers will benefit from a quality, cost effective product beginning in May 2011, removing any uncertainty of when a generic product could be approved,” said Paul Bisaro, Watson’s President and CEO.

For the 12-months ending June 30, 2010, Concerte had sales of approximately $1.3 billion, according to IMS Health data.

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc. is a leading global specialty pharmaceutical company. The Company is engaged in the development, manufacturing, marketing and distribution of generic pharmaceuticals and specialized branded pharmaceutical products focused on Urology and Women’s Health. Watson has operations in many of the world’s established and growing international markets.

For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watson.com.

Forward-Looking Statement

Statements contained in this press release that refer to non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing information as of the date of this release. It is important to note that Watson’s goals and expectations are not predictions of actual performance. Actual results may differ materially from Watson’s current expectations depending upon a number of factors, risks and uncertainties affecting Watson’s business. These factors include, among others, the impact of competitive products and pricing; the timing and success of product launches; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson and its third party manufacturers’ facilities, products and/or businesses; changes in the laws and regulations, including Medicare and Medicaid, affecting among other things, pricing and reimbursement of pharmaceutical products; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s annual report on Form 10-K for the year ended December 31,2009 and Watson’s quarterly report on Form 10-Q for the period ended June 30, 2010. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.

Concerta® is a registered trademark of Ortho-McNeil-Janssen Pharmaceuticals, Inc.

Privileged and Confidential

Not for Distribution or External

Disclosure REVISED FINAL: November 1, 2010

Contacts:

Media	Investors
Kara Russell: (609) 730-3771	Louise Mehrotra: (732) 524-6491
Stan Panasewicz: (732) 524-2524

Ortho-McNeil-Janssen Pharmaceuticals, Inc. Enters into Agreement for

CONCERTA® Authorized Generic

Titusville, NJ (November 2, 2010) — Ortho-McNeil-Janssen Pharmaceuticals, Inc. (OMJPI) today announced it has entered into a supply and distribution agreement with Watson Laboratories, Inc. to distribute an authorized generic version of CONCERTA® (methylphenidate HCI extended-release tablets). Watson will launch the authorized generic beginning May 1, 2011.

“The availability of an authorized generic version of CONCERTA that is both bioequivalent and clinically equivalent to the complex, extended-release innovator compound is particularly important — and reassuring — for patients with ADHD and their families,” states Don Heald, Vice President Clinical Pharmacology, Neurosciences, Johnson & Johnson Pharmaceutical Research & Development, L.L.C. “It is also important for healthcare professionals who may consider prescribing a generic product for this condition.”

In 2004, the affiliate of OMJPI that marketed CONCERTA at that time filed a Citizen Petition requesting generic versions of CONCERTA demonstrate a similar onset of efficacy and a similar duration of effect to the innovator product. The Citizen Petition, which remains under review by the Food and Drug Administration (FDA), is not impacted by this agreement. McNeil Pediatrics, a division of OMJPI, will continue to market the branded CONCERTA® product.

Under the terms of the agreement, OMJPI will manufacture and exclusively supply Watson with the authorized generic product, which will be available in 18mg, 27mg, 36mg, and 54mg formulations. Watson will market and distribute the product in the United States until the end of 2014.

CONCERTA is approved for the treatment of attention deficit hyperactivity disorder (ADHD) in children ages 6 to 17 and in adults 18 to 65, as part of a total treatment program that may include counseling or other therapies.

IMPORTANT SAFETY INFORMATION

Talk to your healthcare professional for a proper diagnosis and treatment of ADHD. Only a healthcare professional can decide whether medication is right for you or your child.

CONCERTA should not be taken by patients who have: allergies to methylphenidate or other ingredients in CONCERTA; significant anxiety, tension, or agitation; glaucoma; tics, Tourette’s syndrome, or family history of Tourette’s syndrome; current or past use of monoamine oxidase inhibitor (MAGI); esophagus, stomach, or intestinal narrowing. Children under 6 years of age should not take CONCERTA.

Abuse of methylphenidate may lead to dependence. Tell your healthcare professional if you or your child has had problems with alcohol or drugs; has had any heart problems, heart defects, high blood pressure, or a family history of these problems; has had depression, abnormal thoughts or visions, bipolar disorder, or seizure. Contact your healthcare professional immediately if you or your child: develops abnormal thinking or hallucinations, abnormal or extreme moods and/or excessive activity; or if aggressive behavior or hostility develops or worsens while taking CONCERTA. Your child’s healthcare professional should check height and weight often and may interrupt CONCERTA treatment if your child is not growing or gaining weight as expected.

Stimulants may impair the ability of the patient to operate potentially hazardous machinery or vehicles. Caution should be used accordingly until you are reasonably certain that CONCERTA does not adversely affect your ability to engage in such activities.

The most common adverse reaction (>5%) reported in children and adolescents was upper abdominal pain. The most common adverse reactions (>10%) reported in adults were dry mouth, nausea, decreased appetite, headache, and insomnia.

CONCERTA contains methylphenidate, a Schedule II controlled substance under the Controlled Substances Act.

For full prescribing information, go to www.concerta.net.

Ortho-McNeil-Janssen Pharmaceuticals, Inc., a subsidiary of Johnson & Johnson, provides medicines for an array of health concerns. The company strives to provide innovative, high quality, safe and effective treatments and continually seeks new opportunities to offer solutions for unmet health care needs. Ortho McNeil-Janssen Pharmaceuticals, Inc. is headquartered in Titusville, New Jersey.

McNeil Pediatrics’”, Division of Ortho-McNeil-Janssen Pharmaceuticals, Inc., is committed to meeting the needs of children, adolescents, adults and healthcare professionals through the development of therapies specifically formulated for children, adolescents and adults. McNeil PediatricsTM is a leader in the treatment of ADHD and markets a leading medication prescribed in the United States for children, adolescents and adults with ADHD. The company is headquartered in Titusville, N.J.

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CONCERTA and OROS’ are registered trademarks of ALZA Corporation.

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialise, actual results could vary materially from Ortho-McNeilJanssen Pharmaceuticals, Inc. and/or Johnson & Johnson’s expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson & Johnson’s Annual Report on Form 10K for the fiscal year ended January 3, 2010. Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, v.,ww.Ini.com or on request from Johnson & Johnson. Neither Ortho-McNeilJanssen Pharmaceuticals, Inc. nor Johnson & Johnson undertake to update any forward-looking statements as a result of new information or future events or developments.